EXHIBIT 99.5
From: Robert L. Chapman, Jr.
Sent: Saturday, March 14, 2009 9:45 AM
To: 'Michael W. Klinger'
Cc: 'Clarke H. Bailey'
Subject: EDCI Holdings (EDCI): Personnel: CFO Michael Klinger: Poor Communications: Chairman Conversation

March 14, 2009

MWK,

I continue to be dismayed by your deportment as EDCI/EDC Chief Financial Officer, even following our frank discussion yesterday during which you vowed to improve your performance.  Today, EDCI/EDC Chairman Clarke Bailey (CHB) informed me that the following occurred, again after you and I spoke on the subject, when he called you to discuss your performance problems:

MWK Answers Phone, “What now?”:  The impertinence, lack of professionalism and accountability that is embedded within your answering CHB’s call in such a fashion is astounding.  CHB is the Chairman of two Boards of Directors that govern, and essentially permit, your employment with EDCI and EDC.  To treat his call, benevolently intended to help you to not perpetuate your performance problem, with such a greeting shall not be acceptable in the future.

MWK Blaming RJM for Blackburn-Hannover Assumption Inconsistency:  Let me be clear:  “I remain perplexed as to how you could have a) been involved in EDC GmbH's Finance Director (M-K)'s involvement in assembling the data for the Blackburn-Hannover Consolidation Feasibility Study (the "B-H Feasibility Study"), b) been involved in the EDC Blackburn Ltd. Finance Director (IKSC)'s involvement in assembling the data for the B-H Feasibility Study; c) been involved in EDC EVP-Intl. Operations (RJM)'s involvement in assembling the data for the B-H Feasibility Study; d) attended and participated in the EDC/EDCI Board of Directors meeting 03/10/2009 that dealt heavily in discussing the data for the B-H Feasibility Study AND also have allowed someone else to realize that RJM/BKW/M-K (when working)/IKSC were using a 10% volume decline assumption vs. your using 15% with EDCI's auditors Ernst & Young for the EDCI 2008 Form 10-K assumption on asset impairment.”  Moreover, had you not failed to converse with your #1 subordinate, M-K, for over a week, maybe that too would have assisted your issues.

In conclusion, a lack of accountability and respect for the EDCI/EDC Board of Directors shall not be tolerated.

Please confirm receipt of this E-mail.

RLCjr